EXECUTION COPY

                        ENERGY SERVICES ACQUISITION CORP.

                              EMPLOYMENT AGREEMENT
                                       FOR
                                  DENNY HARTON


     This employment agreement ("Agreement") by and between Energy Services Acquisition Corp., a Delaware corporation (the "Company") and Denny Harton ("Employee"), is made to be effective as of the Closing Date (as defined in the "Acquisition Agreement," defined below) of the acquisition ("Acquisition") of all the issued and outstanding shares of GasSearch Drilling Services Corporation ("GasSearch") by the Company, pursuant to that certain Stock Purchase Agreement by and among the Company, GasSearch and Denny Harton dated as of January 18, 2008 (the "Acquisition Agreement").

     WHEREAS, Employee is an employee and sole shareholder of GasSearch; and

     WHEREAS, in connection with the Acquisition, the Company will acquire all the issued and outstanding shares of GasSearch; and

     WHEREAS, the Company wishes to retain Employee as an employee of the Company or an affiliate or subsidiary of the Company following the Acquisition, and the Company and Employee desire to enter into this Agreement to reflect the terms of Employee's employment hereunder.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES.

     During the Term (as herein defined), Employee agrees to serve as Executive Vice President of Energy Services Acquisition Corp. and President of GasSearch.

2. TERM AND DUTIES.

     (a) The period of Employee's employment under this Agreement shall begin as of the Closing Date and shall continue thereafter for thirty-six (36) full calendar months (the "Term").

     (b) During the Term, except for periods of absence occasioned by illness, or vacation periods, Employee shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties.

     (c) Employee's principal place of employment shall be Parkersburg, West Virginia.

3. COMPENSATION AND BENEFITS.

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Company shall pay Employee as compensation a salary of not less than Two Hundred and

Forty Thousand Dollars ($240,000) per annum ("Base Salary") beginning on the Closing Date. Such Base Salary shall be payable semi-weekly, or with such other frequency as employees are generally paid in accordance with the Company's normal payroll practices. In addition to the Base Salary provided in this
Section 3(a), the Company shall provide Employee with all such other benefits as are provided or made available to Company employees generally, including, but not limited to, participation in Company health and medical plans which shall not be less than those currently provided by GasSearch. Also, vacation shall accrue to the Employee at the rate of one (1) week every three (3) months and may be carried over on a year to year basis.

     (b) In consideration of Employee's efforts in performing the requirements of the position set forth in Section 1, and in addition to Base Salary and other benefits to which Employee may be entitled as set forth in Section 3(a) hereof, Employee will receive an annual incentive payment ("Incentive Bonus") during the Term, or until such later period as Employee leaves the employ of the Company or an affiliate or subsidiary of the Company, in an amount equal to 4.5% of the pre-tax earnings generated from GasSearch operations. The annual Incentive Bonus shall be payable by the Company within ninety days after the end of the twelve month period following the last day of the month in which occurs the Closing Date of the Acquisition, and thereafter on or about each anniversary date of such payment. In the event the employee leaves employment, any bonus which has accrued up to that date shall be paid within ninety (90) days. For the purpose of this Agreement, pre-tax earnings shall be computed in accordance with the Company's normal accounting practices in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") consistently applied.

4.       TERMINATION FOR CAUSE.

     The term "Termination for Cause" shall mean termination because of Employee's (i) conviction of, or the entering into a plea of guilty to, a crime involving a felonious act or acts, including dishonesty, fraud or moral turpitude, and which is detrimental to the business, reputation, character of the Company or any of its subsidiaries; (ii) willful misconduct by Employee in the performance of his duties, any material breach of fiduciary duty involving personal profit, or the intentional failure to perform his stated duties; or
(iii) a repeated and material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the part of Employee shall be considered "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a letter after not less than ten (10) business days notice to Employee and a reasonable opportunity for him, together with counsel, to be heard before a representative of the Company, finding that in the good faith opinion of management, Employee was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

5.       RESIGNATION.

     Employee shall provide not less than sixty (60) days' advance written notice of resignation. In the event of Employee's voluntary resignation from the

Company, Employee shall not be entitled to receive his Base Salary or any other benefits to which he may be entitled under this Agreement for any period thereafter.

6. NOTICE.

     (a) Any purported termination by the Company for Cause shall be communicated by Notice of Termination to Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

     (b) Any other purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

7. SOURCE OF PAYMENTS.

     All payments provided in this Agreement shall be timely paid in cash, check or direct deposit from the general funds of the Company.

8.       NON-COMPETE/CONFIDENTIALITY.

     (a) For a period of two (2) years from the date of termination, and subject to the provisions of Paragraph 12 below, Employee, will not, directly or indirectly, compete in any manner with the Company or GasSearch, including, but not limited to: (i) soliciting any client of the Company or GasSearch to transact business; (ii) transacting business with a competitor of the Company or GasSearch; (iii) interfering or damaging a relationship between the Company or GasSearch and any of their customers; (iv) soliciting an employee of the Company or GasSearch; or (v) selling products similar to the products sold by Employee in the Company's or GasSearch's market area. Moreover, Employee shall treat as confidential information, all information pertaining to the Company or GasSearch.

     (b) The parties hereto acknowledge that the potential restrictions on Employee's future activities as set forth at Section 8(a) is reasonable in both duration and geographic scope and in all other respects. In the event that the provisions of Section 8(a) should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and the parties agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

     (c) The parties acknowledge that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of
Section 8(a) and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and accordingly, each party agrees that in addition to any other rights or remedies which it may have at law or in equity, the non-breaching party would be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain a party from violating any of the provisions of this Agreement. In connection with any action or proceeding for such equitable or injunctive relief, each party hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of Section 8(a) specifically enforced against a violating party, without the necessity of posting bond or other security against the violating party, and consents to the entry of equitable or injunctive relief against the violating party enjoining or restraining any breach or threatened breach of Section 8(a).

9.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior employment agreement between the Company or any predecessor of the Company and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Employee is subject to receiving fewer benefits than those available to him without reference to this Agreement.

10. NO ATTACHMENT; BINDING ON SUCCESSORS.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective successors and assigns.

11. MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

12. MISCELLANEOUS PROVISIONS.

     The Company may terminate Employee's employment at any time, but any termination, other than Termination for Cause, shall not prejudice Employee's right to compensation or other benefits under this Agreement. In the event the Company terminates Employee's employment for any reason other than Termination for Cause, then Paragraph 8 "Non-Compete/Confidentiality" shall not apply.

13.      [INTENTIONALLY OMITTED]


14.      SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.      HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.      GOVERNING LAW.

     This Agreement shall be governed by the laws of the State of West Virginia but only to the extent not superseded by federal law.

17.      NOTICE.

     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

          To the Company:      Marshall T. Reynolds
                               Chairman of the Board and Chief Executive Officer
                               Energy Services Acquisition Corp.
                               2450 First Avenue
                               Huntington, West Virginia  25703

          With a copy to:      Luse Gorman Pomerenk & Schick, P.C.
                               5335 Wisconsin Avenue NW, Suite 400
                               Washington, D.C. 20015
                               Attention: Alan Schick

          To Employee:         Denny Harton
                               GasSearch Drilling Services Corporation
                               466 Airport Industrial Park Road
                               Parkersburg, West Virginia 26104

                                   SIGNATURES


     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Employee has signed this Agreement, on the day and date first above written.

ATTEST:                                       ENERGY SERVICES ACQUISITION CORP.



                                              By:
------------------------                          -----------------------------
Secretary                                         Marshall T. Reynolds
                                                  Chairman of the Board and
                                                   Chief Executive Officer




WITNESS:                                      EMPLOYEE:



                                              By:
-----------------------                          ------------------------------
Secretary                                        Denny Harton